INDEPENDENT AUDITOR'S REPORT ON FINANCIAL STATEMENT SCHEDULE



Board of Directors
Crompton & Knowles Corporation:

Under date of January 25, 1995, we reported on the consolidated balance sheets of Crompton & Knowles Corporation and subsidiaries as of December 31, 1994 and December 25, 1993, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the fiscal years in the three-period ended December 31, 1994, as contained in the 1994 Annual Report to Stockholders. Our report refers to changes in accounting for postretirement benefits other than pensions and income taxes. These consolidated financial statements and our report thereon are incorporated by reference in the Annual Report on Form 10-K of Crompton & Knowles Corporation for the fiscal year 1994. In connection with our audits of the aforementioned consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



Stamford, Connecticut
January 25, 1995